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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Gemstar International Group Limited

We consent to incorporation by reference in the Registration Statement (No. 333-6886) on Form S-8 of Gemstar International Group Limited of our report dated May 8, 1998, relating to the consolidated balance sheets of Gemstar International Group Limited and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended March 31, 1998, which report appears in the March 31, 1998, Annual Report on Form 10-K of Gemstar International Group Limited.

KPMG Peat Marwick LLP
Los Angeles, California
June 29, 1998